------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires: October 31, 2002
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                           ---------------------------


                                  SCHEDULE 13G
                              (Section 240.13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTIONS 240.13d-1(b), (c) and(d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO SECTION 240.13d-2
                               (Amendment No. 1)1



                         PRG Schultz International, Inc.
              (f/k/a The Profit Recovery Group International, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    69357C107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         | |      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         | |      Rule 13d-1(d)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     195,400 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    195,400 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             195,400 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 2 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     179,100 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    179,100 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             179,100 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 3 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     776,870 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    776,870 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             776,870 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.2 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 4 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     785,470 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    785,470 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             785,470 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.2 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================



                               Page 5 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     195,947 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    195,947 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             195,947 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.3 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             PN
-------------===================================================================




                               Page 6 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     326,600 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    326,600 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             326,600 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IA, OO
-------------===================================================================



                               Page 7 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,132,787 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,132,787 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,132,787 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.3 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             OO
-------------===================================================================



                               Page 8 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Enrique H. Boilini
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 9 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 10 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================





                               Page 11 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 12 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Andrew B. Fremder
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================





                               Page 13 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 14 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 %of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 15 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 %of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                         [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 16 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 17 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Meridee A. Moore
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 18 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================





                               Page 19 of 26 Pages

                                       13G
====================
 CUSIP No. 69357C107
====================

-------------===================================================================
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [   ]

                                                                    (b) [ X ] **

               ** The reporting persons making this filing are deemed to beneficially own an aggregate of 2,459,387 Shares, which is
                    3.8 % of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
------------------------------------============================================
       NUMBER OF            5       SOLE VOTING POWER

        SHARES                      -0-
                         -----------============================================
     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY                     2,459,387 [See Preliminary Note]
                         -----------============================================
         EACH               7       SOLE DISPOSITIVE POWER

       REPORTING                    -0-
                         -----------============================================
      PERSON WITH           8       SHARED DISPOSITIVE POWER

                                    2,459,387 [See Preliminary Note]
------------------------------------============================================
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,459,387 [See Preliminary Note]
-------------===================================================================
     10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES (See Instructions)
                                                                        [   ]
-------------===================================================================
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.8 % [See Preliminary Note]
-------------===================================================================
     12      TYPE OF REPORTING PERSON (See Instructions)

             IN
-------------===================================================================



                               Page 20 of 26 Pages

Preliminary  Note:  The  Reporting  Persons (as  defined  below) are filing this
Schedule 13G with respect to the Common Stock (the "Shares") of PRG Schultz International, Inc. (the "Company"). Certain of the Reporting Persons own, in aggregate, 779,800 Shares. In addition, certain of the Reporting Persons own, in aggregate, $13,000,000 principal amount of 4.75 % convertible subordinated notes due 2006 (the "Convertible Notes") issued by the Company, each $1,000 of principal amount of the Convertible Notes immediately convertible to 129.1990 Shares. If all of such Convertible Notes were converted, the Reporting Persons would own, in aggregate, an additional 1,679,587 Shares. The Reporting Persons are filing this Schedule 13G to report the number of Shares they own directly as well as the number of Shares they are deemed to own beneficially through ownership of the Convertible Notes. All numbers and percentages contained in this Schedule 13G represent Shares and not Convertible Notes.

Item 1.  Issuer
         -------

     (a) Name of Issuer:
         --------------

          PRG Schultz International, Inc. (f/k/a The Profit Recovery Group International, Inc.)

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------

          2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426

Item 2.  Identity And Background.
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

     This statement relates to Shares of Common Stock (the "Shares") of the Company. The CUSIP number of the Shares is 69357C107.

         Name Of Persons Filing, Address Of Principal Business Office And
         ----------------------------------------------------------------
          Citizenship (Item 2(a), (b) and (c))
         -------------------------------------

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."



                               Page 21 of 26 Pages

     The Partnerships
     ----------------

               (i)  Farallon  Capital  Partners,   L.P.,  a  California  limited
                    partnership ("FCP"), with respect to the Shares held by it;

               (ii) Farallon Capital Institutional Partners,  L.P., a California
                    limited partnership ("FCIP"), with respect to the Shares held by it;

               (iii)Farallon   Capital   Institutional   Partners  II,  L.P.,  a
                    California limited partnership ("FCIP II"), with respect to the Shares held by it and the Shares which it is beneficially deemed to own through its ownership of Convertible Notes;

               (iv) Farallon  Capital   Institutional   Partners  III,  L.P.,  a
                    Delaware limited partnership ("FCIP III"), with respect to the Shares held by it and the Shares which it is beneficially deemed to own through its ownership of Convertible Notes;

               (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares held by it and the Shares which it is beneficially deemed to own through its ownership of Convertible Notes.

     FCP, FCIP, FCIP II, FCIP III and Tinicum are together referred to herein as the "Partnerships."

     The Management Company
     ----------------------

               (vi) Farallon  Capital  Management,  L.L.C.,  a Delaware  limited liability company (the "Management Company"), with respect to the Shares held by an account managed by the Management Company (the "Managed Account").

     The General Partner Of The Partnerships
     ---------------------------------------

               (vii)Farallon  Partners,  L.L.C.,  a Delaware  limited  liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Shares beneficially owned by each of the Partnerships through their ownership of Shares and/or Convertible Notes.

     The Managing Members Of the General Partner And The Management Company
     ----------------------------------------------------------------------

               (viii) The following  twelve persons who are managing  members of both the General Partner and the Management Company, with respect to the Shares beneficially owned the Partnerships and the Managed Account through their ownership of Shares and/or Convertible Notes: Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"),


                               Page 22 of 26 Pages

                    William F. Duhamel ("Duhamel"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

     Boilini, Cohen, Downes, Duhamel, Fremder, Fried, Landry, Mellin, Millham, Moore, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

     The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.


     The address of the principal business office of each of the Reporting Persons other than Enrique Boilini is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The address of Enrique Boilini is c/o Farallon Capital Management, L.L.C., 75 Holly Hill Lane, Greenwich, Connecticut 06830.


Item 3.  If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or
         ---------------------------------------------------------------
         240.13d-2(b) or (c), Check Whether The Person Filing Is An Entity
         -----------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

               Not Applicable.

               If This  Statement  Is Filed  Pursuant  To Section  240.13d-1(c),
               -----------------------------------------------------------------
          Check This Box. [X]
          --------------


Item 4.  Ownership
         ---------

     The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

     The Shares reported hereby for the Partnerships are beneficially owned directly by the Partnerships through such entities' ownership of Shares and/or Convertible Notes and those Shares reported by the Management Company on behalf of the Managed Account are beneficially owned directly by the Managed Account. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such Shares beneficially owned by the Managed Account. The Individual Reporting Persons, as managing members of both the General Partner and/or the Management Company, may each be deemed to be the beneficial owner of all such Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.



                               Page 23 of 26 Pages

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the deemed beneficial owner of more than five percent of the class of securities, check the following [ X ].


Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

               Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

               Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

               The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

               Not Applicable.

Item 10.  Certification
          -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                               Page 24 of 26 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2002

                         /s/  Joseph F. Downes
                         ----------------------------------------
                         FARALLON PARTNERS, L.L.C.,
                         on its own behalf and as General Partner of
                         FARALLON CAPITAL PARTNERS, L.P.,
                         FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                         By Joseph F. Downes
                         Managing Member

                         /s/  Joseph F. Downes
                         ----------------------------------------
                         FARALLON CAPITAL MANAGEMENT, L.L.C.
                         By Joseph F. Downes
                         Managing Member

                         /s/  Joseph F. Downes
                         ----------------------------------------
                         Joseph F. Downes, individually and as
                         attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, William F. Duhamel,
                         Andrew B. Fremder, Richard B. Fried, Monica R. Landry William F. Mellin, Stephen L. Millham,
                         Meridee A. Moore, Thomas F. Steyer
                         and Mark C. Wehrly.

     The Powers of Attorney, each executed by Boilini, Cohen, Fremder, Mellin, Millham, Moore and Steyer authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13G on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class


                               Page 25 of 26 Pages

A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes to sign and file this Schedule 13G on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference.



                               Page 26 of 26 Pages